Exhibit 99.1

FOR IMMEDIATE RELEASE

ABIOMED ANNOUNCES UPDATE

ON 510(K) PROCESS FOR IMPELLA 2.5

–	Three of Four FDA Questions on 510(k) Submission Now Resolved, Only Bench Testing Pending

DANVERS, Mass., January 24, 2008 — Abiomed, Inc. (NASDAQ: ABMD) today announced it recently received a written response from the U.S. Food and Drug Administration (FDA) related to the Company’s submission for 510(k) clearance of its Impella 2.5 circulatory support device.

The Company announced today that the FDA has provided a written response to Abiomed. There were no new questions on the submission presented to the Company in this response. The FDA communicated that the first three areas of concern have been resolved. The clinical data provided by the Company has been accepted by the FDA and the labeling has been agreed upon. The remaining request for information involves comparative bench testing relative to one of the predicate devices proposed. Usually bench testing is conducted to predict clinical results. In the case of our Impella 2.5 510(k) submission, the clinical results have been accepted and the bench testing is requested as another data set. We are actively working with the FDA to design and complete this bench testing.

“We are pleased with the most recent update from the FDA and will work diligently on a thorough and expedient response to this request for additional information,” stated Michael R. Minogue, Chairman, President and CEO of Abiomed. “As we have stated since our original submission, there are no guarantees but we remain confident that we will receive 510(k) clearance for the Impella 2.5.”

As a matter of background, on October 11, 2007 the Company announced that the FDA notified Abiomed of four areas of concern for which they requested additional information related to the Company’s submission for 510(k) clearance of the Impella 2.5. Two of the questions requested clarification and additional information related to labeling within the 510(k) submission. A third question requested that Abiomed provide an updated clinical review of the global experience with the Impella 2.5 since the original 510(k) submission, including up to date information from the U.S. safety pilot clinical trial for the Impella 2.5. A fourth question requested additional information related to bench-testing of the device. The Company announced on November 8, 2007 that informal FDA feedback is that the Impella 2.5 device is on the substantially equivalent (SE) path (which means commercial clearance). The Company announced on January 7, 2008 that it had submitted a response to the FDA, and outlined details of the respective response on Form 8-K.

ABOUT ABIOMED

Based in Danvers, Massachusetts, Abiomed, Inc., is a leading provider of medical devices that provide circulatory support to acute heart failure patients across the continuum of care in heart recovery. Our products are designed to enable the heart to rest, heal and recover by improving blood flow and/or performing the pumping of the heart. For additional information please visit: www.abiomed.com.

FORWARD-LOOKING STATEMENTS

This Release contains forward-looking statements, including statements regarding development of Abiomed’s existing and new products, the Company’s progress toward commercial growth, and future opportunities. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including the Company’s ability to provide the FDA with the additional information it has requested, the results of the Company’s pivotal study, uncertainties associated with development, testing and related regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing, and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K and recently filed Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

Contacts:
Daniel J. Sutherby	Heather Nevers
Abiomed, Inc.	Brodeur
Chief Financial Officer	Media Relations
978-646-1812	617-587-2814
ir@abiomed.com	hnevers@brodeur.com